Exhibit 10.1

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED BECAUSE IT IS NOT MATERIAL AND OF A TYPE THAT PMGC HOLDINGS INC. TREATS AS PRIVATE OR CONFIDENTIAL. SUCH REDACTED PORTIONS ARE INDICATED WITH “[***].”

License Agreement

This License Agreement (“Agreement”), dated as of February 4, 2026 (the “Effective Date”), is entered into by and between Modulant Biosciences LLC, a limited liability company duly organized and existing under the laws of the State of Indiana, with an address at 11872 Hollyhock Drive, Fishers, Indiana 46037, (“Modulant” or “Licensee”), and NorthStrive Biosciences Inc., a subsidiary of PMGC Holdings Inc., a corporation duly organized and existing under the laws of the State of Nevada, with an address at 120 Newport Center Drive, Suite 250, Newport Beach, California 92660, (“NorthStrive” or “Licensor”). Modulant and NorthStrive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, NorthStrive holds certain rights, title, and interest in and to the intellectual property relating to certain compositions, methods, and technologies for use in non-human animal health applications;

WHEREAS, NorthStrive desires to grant to Modulant, and Modulant desires to obtain from NorthStrive, an exclusive license under such rights solely for the development, manufacture, use, and commercialization of Licensed Products (as defined herein) in the Field and in the Territory (each as defined herein), subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Parties intend that this Agreement incorporate and give effect to the material terms set forth in that certain Binding Term Sheet for Licensing Agreement executed by the Parties on May 12, 2025, and that this Agreement be consistent with, and in certain respects, subject to, the terms and conditions of the head license under which NorthStrive obtained rights to the Licensed IP Rights from its licensor (the “Head License”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement, the following terms have the following meanings:

1.1	“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person, for so long as such control exists. For the purposes of this definition, “control” means (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise.

1.2	“Applicable Laws” means all laws, statutes, ordinances, codes, rules, regulations, and requirements of any Governmental authority that are applicable to a Party’s performance under this Agreement.

1.3	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.

1.4	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.5	“Commercially Reasonable Efforts” means, the level of effort and dedication of resources that would customarily be employed by a reasonable company operating in the animal health or feed-additive industry for products of similar potential and stage of development.

1.6	“Commercialization” means, with respect to a Licensed Product, any and all activities directed to marketing, advertising, promoting, distributing, importing, exporting, using, offering to sell, and selling or otherwise commercializing such the License Product, including: pre-launch activities to prepare a market for potential sales, modeling, studies, governmental affairs and public policy activities, and activities related to pricing and reimbursement. When used as a verb, “Commercialize” means to engage in Commercialization.

1.7	“Commercialization Plan” means a written plan prepared by Modulant or its Sublicensees describing the strategy, activities, and timelines for the Commercialization of a Licensed Product in the Territory.

1.8	“Created” means, with respect to any Data and Technology, made, created, authored, invented (whether conceived of or first reduced to practice or both) or developed, as applicable.

1.9	“Data and Technology” means all technical, scientific, regulatory and other information, data, results, know-how, materials, and documentation, whether in written, electronic, or any other form, relating to the Licensed Products or the Licensed IP Rights.

1.10	“Development” means all research, testing, formulation, optimization, characterization, non-clinical studies, analytical work, and other technical activities conducted to design, refine, evaluate, or otherwise advance a Licensed Product toward Commercialization in the Field. “Develop” and “Developing” shall be construed accordingly, as meaning to engage in Development. For clarity, Development does not include human clinical trials or any activities associated with human pharmaceutical development.

1.11	“Excluded Territory” means the Republic of Korea.

1.12	“Field” means all uses in non-human animal health, including without limitation applications as a feed additive.

1.13	“GAAP” means the United States’ Generally Accepted Accounting Principles.

1.14	“Governmental Authority” means any federal, state, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body), including any regulatory authority responsible for oversight of animal-health products or feed additives.

1.15	“Improvements” means any and all improvements, modifications or enhancements to, or derivatives of, the underlying Data and Technology, the Licensed IP Rights, or Licensed Products Created by or on behalf of any Party during the Term of this Agreement.

1.16	“Intellectual Property Rights” means any and all intellectual property and proprietary rights associated with Data and Technology arising under the laws of the United States and any other relevant jurisdiction, whether registrable or not, or comprising an application for registration or certification or regulatory approval, including, all: (a) rights with respect to patents and patent applications and divisionals, continuations, continuations-in-part, reissues, renewals, and extensions thereof and similar rights (including utility patent, design patent, plant patent, plant variety protection and utility model rights) (collectively, “Patents”); (b) copyrights, copyright registrations and applications for copyright registrations; (c) rights of authorship and moral rights; (d) invention rights, rights to trade secrets and rights to know-how and expertise, discoveries, information, data and material, and all derivatives, modifications and improvements thereof; (e) rights to trademarks (including goodwill), databases, and mask works, and any applications, registrations, and other rights with respect thereto; and (f) all other intellectual property rights and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing.

1.17	“Know-How” means Data and Technology that is not subject to an issued patent or published patent application, that is not publicly available, and any associated documentation media, or tangible embodiments thereof.

1.18	“Licensed IP Rights” means, collectively, the Licensed Patents, Licensed Know-How, and NorthStrive’s interest in any Improvements.

1.19	“Licensed Know-How” means all trade secret and other Know-How rights owned or licensable by NorthStrive as of the Effective Date or during the Term of this Agreement, in and to all data, information, compositions and other Data and Technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, and any unpatented features, characteristics and information concerning the Licensed Products which are necessary or reasonably useful for Modulant to Develop, Manufacture, or Commercialize Licensed Products in the Field in the Territory.

1.20	“Licensed Patents” means any and all of the following: (a) the patents and patent applications listed on Exhibit A; (b) all divisionals, continuations, and continuations-in-part that claim priority to or share priority with the foregoing; and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

1.21	“Licensed Product” means any product, material, composition, or formulation that (a) is covered by a Valid Claim of a Licensed Patent or (b) uses, incorporates, or is made using the Licensed Know-How, in each case solely for use in the Field.

1.22	“Manufacturing” means all activities related to the manufacture, processing, formulation, packaging, labeling, testing, storage, and handling of Licensed Products for use or sale in the Field in the Territory. When used as a verb, “Manufacture” means to engage in Manufacturing.

1.23	“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, entity or any other form of entity not specifically listed herein.

1.24	“Sublicense” means: (a) any right granted, license given, or agreement entered into by Modulant to or with any Person permitting such Person to exercise any of the rights granted to Modulant under this Agreement, including the right to Manufacture or Commercialize Licensed Products in the Field in the Territory. “Sublicense” includes any option or other right granted by Modulant to negotiate for or receive such rights.

1.25	“Sublicensee” means any Person granted a Sublicense.

1.26	“Territory” means worldwide excluding the Excluded Territory.

1.27	“Third Party” means any Person other than NorthStrive, Modulant, and their respective Affiliates, and Sublicensees.

1.28	“Valid Claim” means: (a) a claim of an issued and unexpired patent included within the Licensed Patents that has not been held invalid or unenforceable by a decision of a court or other governmental authority or competent jurisdiction, from which no appeal is taken or possible; or (b) a claim of a patent application within the Licensed Patents that is being prosecuted in good faith and has not been abandoned or finally rejected without the possibility of appeal or refiling.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(i)	Such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is formed.

(ii)	Such Party: (a) has the corporate or organizational power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) has duly executed and delivered this Agreement which constitutes a legal, valid, and binding obligation enforceable against such Party in accordance with its terms.

(iii)	All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

(iv)	The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (a) do not conflict with or violate any requirement of any Applicable Laws; and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

(v)	Such Party shall, perform its activities under this Agreement in compliance with all Applicable Laws and shall ensure that its Affiliates, subcontractors, and Sublicensees comply with all Applicable Laws in performing activities under this Agreement.

(vi)	Such Party is not subject to any legal or regulatory prohibition that would prevent it from entering into or performing its obligations under this Agreement.

3.	LICENSE GRANT

3.1	Grant of License. Subject to Modulant’s compliance with the terms and conditions of this Agreement, NorthStrive hereby grants to Modulant an exclusive, royalty-bearing, sublicensable license under the Licensed IP Rights to Develop, Manufacture, use, sell, offer for sale, import, export, and otherwise Commercialize Licensed Products solely in the Field in the Territory. No rights or licenses are granted by implication, estoppel, or otherwise.

3.2	Reservation of Rights. Notwithstanding anything to the contrary, NorthStrive expressly reserves, on behalf of itself and its respective licensors under the Head License, all rights not expressly granted to Modulant under this Agreement, including:

(i)	All rights to practice the Licensed IP Rights outside the Field;

(ii)	All rights to practice the Licensed IP Rights outside the Territory, including in the Republic of Korea; and

(iii)	The right to practice the Licensed IP Rights to the extent necessary to comply with obligations under the Head License or Applicable Laws.

3.3	Sublicensing. Subject to Modulant’s compliance with the terms and conditions of this Agreement, Modulant shall have the right to grant Sublicenses to third parties under the license granted in Section 3.1, provided that:

(i)	Each Sublicense shall be subordinate to and consistent with the terms and conditions of this Agreement;

(ii)	Modulant shall remain responsible and liable for the performance and compliance of its Sublicensees, and will be responsible hereunder for the acts or omissions of such Sublicensees to the same extent as if Modulant had directly engaged in such act or omission;

(iii)	Each Sublicense shall include confidentiality, non-use, and IP-protection provisions and obligations no less protective than those set forth herein, and shall contain the following:

(a)	all provisions necessary to ensure Modulant’s ability to perform its obligations under this Agreement;

(b)	a section substantially the same as Section 10.1 (Indemnification by Modulant) of this Agreement, which also shall state that the NorthStrive Indemnitees (as defined in Section 10) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

(c)	a provision clarifying that, in the event of termination of the license rights granted in Sections 3.1 and 3.3 (in whole or in part (e. g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license (subject to the Sublicensee’s rights under Section 12.4(iv));

(d)	a provision further clarifying that in the event of termination of the license rights granted in Sections 3.1 and 3.3, the Sublicensee shall only be entitled to re-sublicense its rights under terms consistent with this Section 3.3 (Sublicensing) (the terms of which derive from Section 3.1.2 of the Head License); and

(iv)	Modulant shall furnish to NorthStrive a fully executed copy of each Sublicense agreement, including all amendments thereto, within ten (10) days after execution.

3.4	Subcontractors. Unless otherwise provided in this Agreement, Modulant and its and Sublicensees may engage service providers (including but not limited to distributors, wholesalers, couriers, contract research organizations, and contract manufacturing organizations) (collectively “subcontractors”) for the purpose of assisting (but not directing) in the Development, Manufacturing and Commercialization of Licensed Products solely in the Field and in the Territory, and provided that Modulant will be responsible for the acts or omissions of such subcontractors to the same extent as if Modulant had directly engaged in such act or omission. The engagement of such subcontractors shall not be deemed subject to Section 3.3 (Sublicensing) provided that Modulant shall enter into agreements consistent with this Section 3.4, and subcontractors are bound to confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement.

3.5	No Conflicting Grants. NorthStrive represents and warrants that, as of the Effective Date, it has not granted to any other Person any license or other right under the Licensed IP Rights that conflicts with the rights granted to Modulant under this Agreement.

3.6	No Implied Rights. Only the rights and licenses expressly granted in this Agreement shall be deemed granted. Without limiting the foregoing, no rights are granted with respect to:

(i)	Any intellectual property rights of NorthStrive that are not Licensed IP Rights, or;

(ii)	Any use of the Licensed IP Rights outside the Field or outside the Territory.

3.7	Head License Pass-Through Obligations. The rights granted to Modulant under this Agreement are subject to, and conditioned upon, the terms and conditions of the Head License under which NorthStrive obtained rights to the Licensed IP Rights. Modulant shall promptly comply with all pass-through obligations that NorthStrive is required to impose on sublicensees or downstream licensees under such Head License, provided that NorthStrive shall disclose such obligations to Modulant in writing.

4.	NON-COMPETE

4.1	During the Term, Modulant shall not, and shall cause its Affiliates and Sublicensees not to, directly or indirectly, develop, manufacture, commercialize, or otherwise exploit, or license or authorize any third party to develop, manufacture, commercialize, or otherwise exploit, any biologic or pharmaceutical product, whether for human or animal uses, that is directed to myostatin, Activin-A, or any combination thereof, other than Licensed Products or compounds covered by the Licensed IP Rights.

4.2	Material Obligations. The Parties acknowledge and agree that the obligations set forth in this Section are a material inducement for NorthStrive to enter into this Agreement, and any breach of this Section shall constitute a material breach of this Agreement.

5.	INTELLECTUAL PROPERTY; OWNERSHIP; IMPROVEMENTS

5.1	Ownership of Background IP. Each Party shall retain all right, title, and interest in and to any and all intellectual property, Data and Technology, Know-How, and other proprietary rights that are owned or controlled by such Party as of the Effective Date or developed or acquired by such Party outside the scope of this Agreement (“Background IP”). Nothing in this Agreement shall be construed as transferring ownership of either Party’s Background IP.

5.2	Ownership of Improvements and New IP. All Improvements and any other inventions, discoveries, developments, data, results, know-how or other intellectual property Created by or on behalf of either Party, whether solely or jointly, in the course of performing activities under this Agreement (“New IP”) shall be co-owned by the Parties, with each Party holding an undivided one-half interest therein. Each Party shall have the right to practice and use such New IP without accounting to the other Party, subject to the licenses and restrictions set forth in this Agreement.

5.3	Disclosure of New IP. Modulant shall promptly disclose to NorthStrive all New IP Created by or on behalf of Modulant or its Affiliates or Sublicensees that relates to the Licensed Products or the Licensed IP Rights. Such disclosure shall include all information reasonably necessary for NorthStrive to understand the nature, scope, and potential patentability of such New IP.

5.4	Patent Filing, Prosecution, and Maintenance.

(i)	Consultation. Modulant shall consult with NorthStrive regarding all patent filing, prosecution, and maintenance activities relating to New IP, and NorthStrive shall be given a reasonable opportunity to review and comment on all material filings and submissions. Modulant shall consider NorthStrive’s comments in good faith. Except as otherwise provided in this Section, Modulant shall bear the costs of filing, prosecuting, and maintaining patents directed to New IP.

(ii)	Declined Filings. If Modulant elects not to file or continue prosecution of a patent application covering any New IP, Modulant shall promptly notify NorthStrive in writing. NorthStrive shall thereafter have the right, but not the obligation, to file, prosecute, or maintain such patent application at its own expense, and Modulant shall promptly assign, and hereby does assign, to NorthStrive all right, title, and interest in and to such patent application and any patents issuing therefrom.

5.5	Infringement of Licensed IP Rights. Each Party agrees to notify the other promptly of any infringement of the Licensed IP Rights of which such Party becomes aware. NorthStrive shall have the first option, but not the obligation, to commence legal proceedings with respect to such infringement. Before NorthStrive commences legal proceedings with respect to any infringement of any such Licensed IP Rights, NorthStrive shall give careful consideration to the views of Modulant in making its decision whether or not to commence such an action.

5.6	Infringement Communications. The Parties shall promptly inform one another in writing of any written notice to either Party of alleged infringement or misappropriation, based on the making, using, or selling of a Licensed Product, of a Third Party’s intellectual property rights of which it shall become aware. Neither Party shall acknowledge to a Third Party the validity of any such allegation. NorthStrive may elect to take over the defense of alleged infringement of a Third Party’s intellectual property rights at its own expense. The Parties shall each keep the other advised of all material developments in the said proceedings and shall cooperate with the other in the conduct of such defense.

5.7	No Challenge. Modulant shall not, and shall cause its Affiliates and Sublicensees not to, challenge or assist any third party in challenging the validity, enforceability, or ownership of any Licensed IP Rights during the Term.

6.	FINANCIAL TERMS

6.1	Revenue Sharing

(i)	Initial Revenue Share. Until Modulant has actually paid to NorthStrive an aggregate amount of $[***], Modulant shall pay to NorthStrive [***] percent ([***]%) of all amounts received by, or otherwise due and payable to, Modulant or its Affiliates or Sublicensees from the Commercialization or other exploitation of the Licensed IP Rights or Licensed Products (“IP Revenue”).

(ii)	Post-Threshold Revenue Share. Upon Modulant’s payment in full of $[***] set forth in Section 6.1(i), the revenue-share rate shall decrease to [***] percent ([***]%) of all IP Revenue thereafter received by Modulant or its Affiliates or Sublicensees.

(iii)	Sublicense Revenue. IP Revenue shall include all amounts received by Modulant under any Sublicense, including all upfront payments, milestone payments, royalties, and other consideration; provided, however, that IP Revenue shall exclude bona fide capital invested or raised by Modulant for its own development or operational activities.

6.2	Payment Terms. All payments due to NorthStrive under this Agreement shall be paid in U.S. dollars within thirty (30) calendar days after the end of each Calendar Quarter in which the corresponding IP Revenue is received.

6.3	Reports. Together with each payment under this Section, Modulant shall provide NorthStrive with a detailed written report setting forth, for the applicable Calendar Quarter:

(i)	Total IP Revenue received, itemized by product, Sublicensee, market, and/or sales category;

(ii)	The calculation of amounts payable to NorthStrive;

(iii)	Sales of Licensed Products by country, if applicable; and

(iv)	Sublicense payments received, if any.

6.4	Books and Records. Modulant shall, and shall cause its Affiliates and Sublicensees to, maintain complete and accurate books and records, in accordance with GAAP or other consistently applied accounting principles, sufficient to verify the accuracy of all payments due under this Agreement. Such records shall be maintained for at least five (5) years after the end of the Calendar Year to which they relate.

6.5	Audit Rights. NorthStrive shall have the right, no more than once per Calendar Year (unless an audit reveals a material underpayment), at its own expense and upon at least ten (10) business days’ prior written notice, to have an independent certified public accountant reasonably acceptable to Modulant audit Modulant’s books and records to verify the accuracy of payments made under this Agreement. If an audit reveals an underpayment for any period of five percent (5%) or greater, Modulant shall promptly pay the amount of the underpayment and shall reimburse NorthStrive for all reasonable costs and expenses of the audit.

6.6	Late Payments. Any payment not made when due shall accrue interest calculated from the date such payment was due until the date such amount is paid at the lesser of 1.5% per month or the highest rate permitted under Applicable Law. Modulant shall reimburse NorthStrive for all reasonable costs and expenses, including attorneys’ fees, incurred in connection with the enforcement or collection of any amounts due under this Agreement.

7.	DEVELOPMENT AND COMMERCIALIZATION

7.1	Development Efforts. Modulant shall use Commercially Reasonable Efforts to Develop and Commercialize at least one Licensed Product in the Field in the Territory.

7.2	Annual Development Reports. Beginning on the first anniversary of the Effective Date and continuing annually thereafter during the Term, Modulant shall provide to NorthStrive a written report summarizing, in reasonable detail:

(i)	Modulant’s Development and Commercialization activities with respect to Licensed Products during the preceding twelve (12) months;

(ii)	Progress towards Commercialization of Licensed Products;

(iii)	Material results and milestones achieved; and

(iv)	Plans for Development and Commercialization of Licensed Products in the upcoming twelve (12) months.

7.3	Record-Keeping. Modulant shall, and shall cause its Affiliates and Sublicensees to, maintain complete and accurate records of all Development and Commercialization activities relating to Licensed Products, including non-clinical studies, manufacturing activities, and other technical work performed. Such records shall be maintained in accordance with good scientific and industry practices as well as all Applicable Laws.

7.4	Commercialization Plans. Modulant shall prepare a Commercialization Plan for each Licensed Product and shall provide NorthStrive with a final version of such plan within three (3) months following Modulant’s or Sublicensee’s receipt of any regulatory approval or other authorization required to sell such Licensed Product in any country in the Territory. Modulant shall update each Commercialization Plan as reasonably necessary to reflect material changes in strategy, timelines, or market conditions and shall provide NorthStrive with updated versions upon request, but no more than once per Calendar Year.

7.5	Compliance with Laws. Modulant shall perform, and shall cause its Affiliates and Sublicensees to perform, all Development, Manufacturing, and Commercialization activities in compliance with all Applicable Laws.

7.6	No Human Use or Clinical Development. For clarity, nothing in this Agreement licenses, permits, or obligates Modulant to use the Licensed IP Rights in connection with any human use, human clinical trials, human drug approvals, or any activities associated with human pharmaceutical development.

8.	REGULATORY OVERSIGHT

8.1	Regulatory Inspections. Modulant shall promptly notify NorthStrive in writing of any inspection, inquiry, notice, or other communication from any Governmental Authority relating to any Licensed Product or any facility at which Licensed Products are Developed, Manufactured, stored, or distributed. Such notice shall be provided immediately, and in any event no later than five (5) business days after Modulant becomes aware of such inspection or communication.

8.2	Regulatory Communications. Modulant shall provide NorthStrive with copies of all material correspondence, reports, statements, forms, notices, and other documents received from, submitted to, or generated in connection with any Governmental Authority relating to Licensed Products or activities under this Agreement, including any inspectional observations, warning letters, or corrective action requirements.

8.3	Cooperation. Modulant shall reasonably cooperate with NorthStrive regarding regulatory-related obligations that may arise relating to the Licensed IP Rights or Licensed Products, including responding to inquiries from Governmental Authorities, , including to the extent such cooperation is necessary for NorthStrive to comply with its obligations under the Head License or any Applicable Laws.

9.	CONFIDENTIALITY

9.1	Confidential Information. “Confidential Information” means all information, data, results, know-how, materials, documents, agreements, business plans, regulatory submissions, and other information, whether written, electronic, oral, or in any other form, that is disclosed by or on behalf of one Party (“Disclosing Party”) to the other Party (“Receiving Party”) in connection with this Agreement, including the terms of this Agreement and all information relating to the Licensed IP Rights or Licensed Products. Confidential Information shall not include information that:

(i)	Is or becomes publicly available through no breach of this Agreement by the Receiving Party;

(ii)	Is already known to the Receiving Party at the time of disclosure, as evidenced by contemporaneous written records;

(iii)	Is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; or

(iv)	Is obtained by the Receiving Party from a third party who is not under an obligation of confidentiality to the Disclosing Party.

9.2	Confidentiality Obligations. The Receiving Party shall:

(i)	Maintain the Disclosing Party’s Confidential Information in strict confidence and using at least the degree of care that such Receiving Party maintains its own confidential information, but in no event using less than a reasonable degree of care;

(ii)	Not disclose such Confidential Information to any Third Party except as expressly permitted under this Agreement; and

(iii)	Not use such Confidential Information for any purpose except to exercise its rights or perform its obligations under this Agreement.

9.3	Permitted Disclosures. The Receiving Party may disclose Confidential Information:

(i)	To its Affiliates, Sublicensees, employees, contractors, advisors, and potential business partners or investors, provided that such Persons are bound by written confidentiality and non-use obligations no less protective than those set forth herein;

(ii)	To the extent required by Applicable Laws, including securities laws, stock-exchange rules, or court order, provided that the Receiving Party gives the Disclosing Party prompt written notice and cooperates in seeking confidential treatment;

(iii)	To Governmental Authorities as necessary to obtain or maintain approvals or authorizations relating to Licensed Products; and

(iv)	As required under the Head License.

9.4	Use of Names. Except as permitted under Section 9.5 (Publication and Press Release), neither Party shall use the name, logo, or trademarks of the other Party or its Affiliates in any press release, publication, or public announcement without the prior written consent of the other Party, except as required by Applicable Laws.

9.5	Publication and Press Release. Each Party may issue a press release announcing the execution of this Agreement. No financial terms of this Agreement shall be disclosed in any press release without the express written consent of the other Party. The Parties shall consult with each other reasonably and in good faith regarding the text and timing of any subsequent press releases relating to this Agreement or the activities hereunder, and neither Party shall unreasonably withhold consent to such releases.

9.6	Return or Destruction. Upon expiration or termination of this Agreement, the Receiving Party shall, upon written request of the Disclosing Party, return or destroy all Confidential Information of the Disclosing Party, except that one archival copy may be retained solely for purposes of monitoring compliance with this Agreement. Any retained Confidential Information shall remain subject to the confidentiality and non-use obligations of this Agreement.

9.7	Survival. The obligations set forth in this Section shall survive for seven (7) years following the expiration or termination of this Agreement; provided, however, that trade secrets shall be maintained in confidence for so long as they remain trade secrets under Applicable Laws.

10.	INDEMNIFICATION

10.1	Indemnification by Modulant. Modulant shall indemnify, defend, and hold harmless NorthStrive, its Affiliates, and its licensors (including without limitation the licensor of the Head License), and each of their respective directors, officers, employees, contractors, and agents (collectively, the “NorthStrive Indemnitees”) from and against any and all losses, damages, liabilities, penalties, fines, costs, and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or relating to any third-party claim, action, demand, suit, investigation, or proceeding (“Claim”) arising from:

(i)	The Development, Manufacture, use, handling, storage, distribution, or Commercialization of Licensed Products by or on behalf of Modulant, its Affiliates, or its Sublicensees;

(ii)	Any breach by Modulant of this Agreement; or

(iii)	The negligence, recklessness, or willful misconduct of Modulant, its Affiliates, or its Sublicensees.

10.2	Indemnification by NorthStrive. NorthStrive shall indemnify, defend, and hold harmless Modulant, its Affiliates, its Sublicensees, and each of their respective directors, officers, employees, contractors, and agents (collectively, the “Modulant Indemnitees”) from and against any and all Losses arising out of or relating to any Claim to the extent arising from:

(i)	The material breach by NorthStrive of its representations, warranties, and covenants made herein; or

(ii)	The gross negligence, recklessness, or willful misconduct of NorthStrive, its Affiliates, or its Sublicensees.

10.3	Indemnification Procedures.

(i)	Notice. The Party seeking indemnification (“Indemnified Party”) shall promptly notify the other Party (“Indemnifying Party”) in writing of any Claim for which indemnification is sought. Failure to provide such notice shall not relieve the Indemnifying Party of its obligations.

(ii)	Defense. The Indemnifying Party shall have the right to assume and control the defense of any Claim with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party may participate in the defense with its own counsel at its own expense.

(iii)	Settlement. The Indemnifying Party shall not settle any Claim in a manner that (i) imposes any liability or obligation on the Indemnified Party, (ii) admits fault on behalf of the Indemnified Party, or (iii) imposes injunctive or equitable relief on the Indemnified Party, in each case without the Indemnified Party’s prior written consent.

(iv)	Cooperation. The Indemnified Party shall reasonably cooperate in the defense of any Claim, at the Indemnifying Party’s expense.

(v)	Insurance. Modulant shall maintain, at its own expense, commercial general liability insurance and product liability insurance in amounts customary for companies engaged in the development and commercialization of animal-health products. Modulant shall provide NorthStrive with certificates of insurance upon written request.

11.	LIMITATION OF LIABILITY.

11.1	TO THE MAXIMUM EXTEND PERMITTED UNDER APPLICABLE LAW, NEITHER NORTHSTRIVE, ITS LICENSORS (INCLUDING THE LICENSOR OF THE HEAD LICENSE), NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE, ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

11.2	NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1 (BY MODULANT); OR (B) DAMAGES AVAILABLE FOR A BREACH OF CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER SECTION 9 (CONFIDENTALITY); OR (C) CLAIMS ARISING OUT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

12.	TERM AND TERMINATION

12.1	Term. This Agreement shall commence on the Effective Date, and unless earlier terminated in accordance with this Section, shall remain in full force and effect until the expiration of the last-to-expire Valid Claim within the Licensed Patents in the Territory (the “Term”). Upon such expiration, the licenses granted to Modulant shall become perpetual, irrevocable, fully paid-up, and royalty free.

12.2	Termination for Breach. Either Party may terminate this Agreement upon written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within sixty (60) days after receiving written notice thereof; provided, however, that if such breach is not reasonably capable of being cured within such sixty (60) day period, the breaching Party may have an additional reasonable period to cure, not to exceed an additional sixty (60) days, so long as the breaching Party is diligently pursuing such cure.

12.3	Termination for Insolvency. Either Party may terminate this Agreement immediately upon written notice if the other Party:

(i)	Files or has filed against it a petition in bankruptcy or for reorganization that is not dismissed within sixty (60) days;

(ii)	Makes an assignment for the benefit of creditors;

(iii)	Applies for or consents to the appointment of a receiver, trustee, custodian, or similar agent; or

(iv)	Becomes subject to any similar proceeding under Applicable Laws relating to insolvency or the protection of creditors.

12.4	Effect of Termination. Upon any termination of this Agreement:

(i)	All rights and licenses granted to Modulant, including under Sections 3.1 (Grant of License) and 3.3 (Sublicensing), shall immediately terminate and all rights in and to and under the Licensed IP Rights shall revert to NorthStrive;

(ii)	Modulant shall cease all Development, Manufacture, and Commercialization of Licensed Products;

(iii)	Modulant shall return or destroy all Licensed Know-How and other Confidential Information of NorthStrive in accordance with this Agreement; and Modulant shall provide NorthStrive with all Development and Commercialization data, results, and information relating to Licensed Products generated prior to the effective date of termination; and

(iv)	any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that each Sublicensee that is not at that time in breach of its Sublicense shall have the right to contact NorthStrive to seek a license on substantially the same terms and conditions as set forth herein, which shall not impose any representations, warranties, obligations or liabilities on NorthStrive that are not included in this Agreement (it shall be wholly the responsibility of that Sublicensee to notify NorthStrive of such desire, provided however, that Modulant must notify the Sublicensee of the effective termination of its Sublicensed rights.

12.5	Rights to IP Upon Termination. Upon any termination of this Agreement resulting from a material breach by Modulant, NorthStrive shall receive a perpetual, irrevocable, fully paid-up, royalty-free, worldwide, non-exclusive license under Modulant’s interest in all New IP to Develop, Manufacture, and Commercialize products in any field and territory.

12.6	Accrued Obligations. Termination or expiration of this Agreement shall not relieve either Party of any obligation that accrued prior to the effective date of termination, including any payment obligations.

12.7	Survival. The following provisions shall survive any expiration or termination of this Agreement: Sections 1, 2, 5, 6, 9, 10, 11.4-11.7, and 12-13, together with any other provisions that by their nature are intended to survive.

13.	GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Governing Law. This Agreement, and all disputes, claims, or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice-of-law or conflict-of-laws principles that would result in the application of the laws of any other jurisdiction.

13.2	Venue. The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New Castle County, Delaware, for any action, suit, or proceeding arising out of or relating to this Agreement. Each Party hereby waives any objection to the laying of venue in such courts, including any claim that such forum is inconvenient.

13.3	Equitable Relief. Each Party acknowledges that a breach of this Agreement may cause irreparable harm for which monetary damages may be an inadequate remedy. Accordingly, in the event of any actual or threatened breach, the non-breaching Party shall be entitled to seek injunctive relief, specific performance, or other equitable remedies in addition to any other rights or remedies available at law or in equity, without the necessity of posting bond or proving actual damages.

13.4	Waiver of Jury Trial. To the fullest extent permitted by Applicable Laws, each Party hereby waives any right to a trial by jury in any action, suit, or proceeding arising out of or relating to this Agreement.

13.5	Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed given:

(i)	When delivered personally;

(ii)	When sent by a nationally recognized overnight courier (receipt requested);

(iii)	When sent by email, provided that a copy is also sent by one of the methods described in (a) or (b); or

(iv)	Three (3) business days after being mailed by certified or registered mail, return receipt requested.

(v)	Notices shall be sent to the Parties at the addresses set forth below, or to such other address as a Party may designate by written notice:

NorthStrive Biosciences Inc.

120 Newport Center Drive, Suite 250

Newport Beach, CA 92660

Attn: Graydon Bensler, CEO

Email: [***]

Modulant Biosciences LLC

[***]Attn: [***]

Email: [***]

13.6	Compliance with Head License. To the extent required under the Head License, Modulant acknowledges that certain dispute-resolution or notice-related obligations may apply to NorthStrive. Modulant shall comply with any such pass-through obligations that NorthStrive is required to impose on downstream licensees, provided that such obligations are disclosed to Modulant in writing.

14.	MISCELLANEOUS

14.1	Assignment. Neither Party may assign or transfer this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may assign this Agreement without such consent to (a) its Affiliate, or (b) its successor in connection with a merger, consolidation, reorganization, or sale of substantially all of its assets or business to which this Agreement relates, provided that the assignee agrees in writing to assume all obligations of the assigning Party under this Agreement. Any attempted assignment in violation of this Section shall be null and void.

14.2	Entire Agreement. This Agreement, including all exhibits and schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and representations, whether written or oral, relating to such subject matter, including the Binding Term Sheet referenced in the Recitals.

14.3	Amendments. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by duly authorized representatives of both Parties.

14.4	Waiver. No failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

14.5	Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, such provision shall be enforced to the maximum extent permissible, and the remaining provisions shall remain in full force and effect.

14.6	Independent Contractors. The Parties are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employment relationship between the Parties. Neither Party shall have authority to bind the other Party in any manner.

14.7	No Third-Party Beneficiaries. Except as expressly provided with respect to NorthStrive Indemnitees and Modulant Indemnitees, nothing in this Agreement shall be construed to confer any rights or remedies upon any Person other than the Parties and their respective permitted successors and assigns.

14.8	Force Majeure. Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement, other than payment obligations, to the extent such failure or delay is caused by events beyond its reasonable control, including acts of God, natural disasters, epidemics, pandemics, labor disputes, war, terrorism, civil unrest, or governmental actions. The affected Party shall promptly notify the other Party and shall use Commercially Reasonable Efforts to resume performance as soon as practicable.

14.9	Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by electronic means shall be deemed effective for all purposes.

14.10	Further Assurances. Each Party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary to give full effect to the intent and purposes of this Agreement.

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties have executed this License Agreement and cause it to be effective as of the Effective Date above.

NORTHSTRIVE BIOSCIENCES, INC.		Modulant Biosciences LLC

By:	/s/ Graydon Bensler	By:	/s/ Thomas W. Campi

Print Name:	Graydon Bensler	Print Name:	Thomas W. Campi

Title:	Chief Executive Officer	Title:	CEO

Date:	February 4, 2026	Date:	February 7, 2026

Confidential

Exhibit A: Licensed Patents & Compounds

Patent Applications:

Property No.	Licensed Product / Nation	Patent Application Serial No	Filing Date:	Title:
(1)	BLS-M32 USA	18/627,462	2024.04.05	Pharmaceutical composition for alleviation, treatment, and prevention of sarcopenia containing microorganism transformed with cell surface display vector operably linked with gene encoding myostatin and activin A proteins as active ingredient
(2)	BLS-M32 Korea	10-2022-0136606	2022.10.21	A pharmaceutical composition for alleviation, treatment and prevention of sarcopenia containing a microorganism transformed with a vector expressing myostatin and activin A on the cell surface as an active ingredient

Patents:

Property No.	Patent No.	Registration No.	Registration Date:	Title:
(1)	BLS-M22 Korea	10-0857861-0000	2008.09.03	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof
(2)	BLS-M22 Korea	10-0872042-0000	2008.11.28	Cell Surface Expression Vector of Myostatin and Microorganisms Transformed Thereby
(3)	BLS-M22 USA	8470551	2013.06.25	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof
(4)	BLS-M22 Japan	05634867	2014.10.24	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof
(5)	BLS-M22 China	ZL200780101116.2	2013.06.19	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof